Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Loha Co. Ltd on Amendment No.12 to Form F-1 (FILE NO. 333-235426) of our report dated April 9, 2021, except for Note 3 as to which the date is August 18, 2021, with respect to our audits of the consolidated financial statements of Loha Co. Ltd as of September 30, 2019 and 2020 and for the years ended September 30, 2019 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a restatement to the financial statements for the year ended September 30, 2020 to reflect the inventory write-down as part of the cost of revenue and gross profit.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP

New York, NY
November 26, 2021